Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 27th day of November 2006 , by and between MSC.Software Corporation, a Delaware corporation (the “Corporation” or “MSC”) and William J. Weyand, an individual (“Weyand”). All provisions of this Agreement become effective on the earlier to occur of (x) a Change in Control Event (as defined in 5.5) or (y) February 10, 2007 (the “Effective Date”), except for (i) the cash award for executing the Agreement in Section 3.3(a)(2), and (ii) Executive’s rights pursuant to Section 5.3(d) including any excise tax benefits pursuant to Exhibit D), and any definitions or other provisions necessary to effectuate MSC’s intention for such rights to be effective as of the date this agreement is executed (“Signing Date”).

RECITALS

THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A.	Weyand’s currently serves as MSC’s CEO and Chairman of the Board;

B.	MSC desires to continue to employ Weyand to carry out the duties and responsibilities described below for a period beyond the scheduled expiration of Weyand’s current Employment Agreement, all on the terms and conditions hereinafter set forth in this new Employment Agreement.

C.	Weyand desires to accept such employment with MSC on such terms and conditions.

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1.	Retention and Duties.

1.1 Retention. MSC hereby hires, engages and employs Weyand for the Term (as defined in Section 2) on the terms and conditions expressly set forth in this Agreement. Weyand hereby accepts and agrees to such hiring, engagement and employment, on the terms and conditions expressly set forth in this Agreement.

1.2 Duties. During the Term, Weyand shall serve as MSC’s Chief Executive Officer (“CEO”) unless and until it is otherwise determined by MSC’s Board of Directors (the “Board”) that he shall serve in another senior executive capacity. In addition, throughout the Term, MSC shall nominate and use its reasonable best efforts to elect and maintain Weyand as the Chairman of the Board (“Chairman”). During Weyand’s service as CEO, Weyand shall be principally responsible for the general supervision, direction and control of MSC’s business and officers, in each case subject to the Board’s directives. While serving as CEO, Weyand shall have the general powers and duties of management usually vested in the offices of general manager and CEO of a corporation of the size and nature of MSC and such other powers and duties as the Board may assign from time to time, provided that such other duties are not inconsistent with his position as CEO. In no event, however, shall his duties as Chairman be deemed inconsistent with his position as CEO for such purposes. For such period of time that Weyand does not serve as CEO, Weyand’s duties shall be (as may be determined from time to time by the Board) consistent with Weyand’s position as a senior executive officer. Weyand shall also be subject to the corporate policies of MSC as they are in effect from time to time throughout the Term (including, without limitation, MSC’s insider trading and ethics policies, as they may change from time to time). During the Term, Weyand shall report solely to the Board.

1.3 No Other Employment; Minimum Time Commitment. During the Term, Weyand shall both (x) devote substantially all his business time, energy and skill to the performance of Weyand’s duties for MSC, and (y) hold no other employment. Nothing herein shall preclude Weyand from (i) continuing to serve on the boards of directors of companies or entities listed on Schedule 1 annexed hereto, (ii) serving on such other boards of directors of other business entities as the Board approves in writing, (iii) engaging in a reasonable level of charitable activities and community affairs, including serving on boards of directors or the equivalent and (iv) managing his personal investments and affairs, provided that the activities set forth in this Section 1.3 do not materially interfere with the effective discharge of his duties and responsibilities to MSC. MSC hereby agrees that Weyand’s service on the boards of directors of the entities listed on Schedule 1 and the other entities approved by the Governance and Nominating Committee of the Board shall not be deemed to be a violation of the non-competition and non-solicitation provisions of Section 7, 10 and 11 given the current scope and business activities of those entities. However, MSC shall have the right to require Weyand to resign from any board or similar body which he may then serve if the Governance and Nominating Committee of the Board reasonably determines in writing that Weyand’s service on such board or body materially interferes with the effective discharge of Weyand’s duties and responsibilities to MSC or that any business related to such service is then in material competition with any business of any entity within the Company Group (as such term is defined in Section 7).

1.4 No Breach of Contract. Weyand hereby represents to MSC that to the best of Weyand’s knowledge: (i) the execution and delivery of this Agreement by Weyand and MSC and the performance by Weyand of his duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which Weyand is a party or otherwise bound; (ii) that Weyand has no information (including, without limitation, confidential information and trade secrets) relating to any other person or entity which would prevent, or be violated by, Weyand entering into this Agreement or carrying out his duties hereunder; (iii) that Weyand is not bound by any confidentiality, trade secret or similar agreement (other than this Agreement and the Inventions Agreement referred to in Section 9) with any other person or entity.

1.5 Location. Weyand acknowledges that MSC’s principal executive offices are currently located in Santa Ana, California. Weyand’s principal place of employment shall be MSC’s principal executive offices. Weyand agrees that he will be regularly present at MSC’s principal executive offices. Weyand acknowledges that he may be required to travel from time to time in the course of performing his duties for MSC.

2.        Term. The “Term” shall commence on the Effective Date and continue until Weyand’s employment (x) is terminated by MSC, or (y) is terminated by Weyand, in each case, for any reason or no reason. For purposes of this Agreement, the last day of Weyand’s employment shall be referred to as the “Termination Date”.

3.	Compensation.

3.1. Base Salary. As of the Effective Date, Weyand’s base salary for the Term (the “Base Salary”) shall be at a rate of Five Hundred and Seventy Five Thousand Dollars ($575,000)

per annum and shall be paid in accordance with MSC’s regular payroll practices in effect from time to time, but not less frequently than in monthly installments. MSC shall review Weyand’s Base Salary for increase on an annual basis and shall not reduce such Base Salary, except as part of an across the board salary reduction (determined on a percentage basis) applicable to all of MSC’s senior executives, or to the extent that Weyand agrees to a salary reduction.

3.2 Incentive Bonus. Weyand shall be eligible to participate in MSC’s annual incentive plan and to receive annually an incentive bonus (“Incentive Bonus”) in an amount to be determined by the Compensation Committee of the Board (“Committee”) in its sole discretion. At or near the beginning of each applicable fiscal year, the Committee, after consultation with Weyand, shall in its sole discretion establish performance objectives (“Performance Objectives”) for that year, the satisfaction of which (or lack thereof) will be utilized by the Committee in determining Weyand’s Incentive Bonus for that year. As of the Effective Date, Weyand’s target Incentive Bonus amount for any particular fiscal year, assuming the achievement of the applicable Performance Objectives for that year, shall equal one hundred and twenty percent (120%) of Weyand’s Base Salary for that year (“Target Bonus”). In no event shall Weyand be entitled to an Incentive Bonus greater than two hundred percent (200%) of Weyand’s Target Bonus in any year.

3.3 Equity Awards.

(a) One Time Sign-On Award.

(1) Option Grant. On the Effective Date, (the “Grant Date”) MSC will grant Weyand a nonqualified stock option (the “Option”) to purchase One Hundred and Fifty Thousand (150,000) shares of Common Stock, $0.01 par value, of MSC (“Common Stock”) at a price per share equal to the closing price of a share of Common Stock as reported on the composite tape for securities listed on the NASDAQ Stock Market for the Grant Date. The Option will have a term of ten (10) years, (subject to earlier termination) and shall vest in its entirety on the 4th anniversary of the Grant Date. The Option shall be granted under MSC’s 2006 Performance Incentive Plan, as amended (the “Plan”) and shall be subject to the terms and conditions of the Plan and a stock option agreement in substantially the form attached hereto as Exhibit A; provided, however, that the Committee (or Board) may, in its sole discretion, determine to grant all or a portion of the Option outside of the scope of the Plan, in which case the Option (to the extent not granted under the Plan) shall contain substantively the same terms and conditions as had the Option been granted under the Plan evidenced by such form of option agreement.

(2) Cash Award. MSC will pay Weyand the sum of One Hundred Thousand Dollars ($100,000) as a cash signing bonus within 10 business days of the Signing Date.

(b) Restricted Stock Unit Grant. On the Effective Date, MSC shall grant Weyand 50,000 restricted stock units (the “RSU Award”), representing the right to receive 50,000 shares of Common Stock at a future date. The RSU Award shall vest in four equal annual installments on each of the first four anniversaries of the Grant Date, and shall have other terms and conditions consistent with the form of Restricted Stock Unit Agreement attached hereto as Exhibit B.

(c) Performance Stock Unit Grant. On the Effective Date, MSC shall grant to Weyand a performance stock unit award (“PSU Award”) of 150,000 Units. The PSU Award shall be subject to the terms and conditions of the form of PSU Award Agreement in substantially the form attached hereto as Exhibit C, and shall vest in accordance with the following:

Cumulative 2-Year Operating Profit (01/07 through 12/08)	Number PSUs to Vest
$ or more	150,000
$ up to $	75,000
Less than $	0%

Vesting shall be determined after the issuance of audited financial statements for the cumulative 24 month period ending with the 2008 fiscal operating periods. Vesting, if any, shall occur no later than ten (10) business days after the date of issuance of such statements, provided that performance criteria has been satisfied. Any PSUs which do not vest because performance criteria was not satisfied shall be forfeited.

(d) Annual Equity Award Grants. Beginning on October 1, 2007, Weyand shall be eligible to participate in additional MSC equity award and incentive plans, including but not limited to the Plan, and to receive annually such awards in such amounts as may be determined by the Compensation Committee of the Board (“Committee”) in its sole discretion.

3.4 Section 280G Gross-Up. Weyand shall be covered by the tax gross-up provisions set forth in Exhibit D hereto, incorporated herein by this reference.

4.	Benefits.

4.1 Retirement, Welfare and Fringe Benefits. During the Term, Weyand shall be entitled to participate in all employee health and welfare benefit plans and programs, including but not limited to health insurance (“Welfare Benefits”), pension plans, and fringe benefit plans and programs, made available by MSC to its senior executives generally, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time.

4.2 Reimbursement of Business Expenses. Weyand is authorized to incur reasonable expenses in carrying out Weyand’s duties for MSC under this Agreement and reimbursement for all reasonable business expenses Weyand incurs during the Term in connection with carrying out Weyand’s duties for MSC, subject to MSC’s expense reimbursement policies in effect from time to time.

4.3 Vacation and Other Leave. During the Term, Weyand shall accrue and be entitled to take four (4) weeks of paid vacation per year in accordance with MSC’s vacation policies in effect from time to time, including MSC’s policies regarding vacation accruals (including, without limitation, limits on the amount of vacation that may be accrued and untaken before future accruals cease). Weyand shall also be entitled to all other holiday and leave pay generally available to other executives of MSC.

4.4 Automobile Allowance. MSC shall provide Weyand with One Thousand Six Hundred Eighty Five Dollars ($1,685) per month during the Term to be used for the purchase, lease, insurance and maintenance of an automobile for Weyand’s use.

4.5 Legal Fees. MSC shall reimburse Weyand for up to Ten Thousand Dollars ($10,000) of Weyand’s reasonable legal fees and other expenses relating to the negotiation and preparation of this Agreement and related agreements.

5.	Termination.

5.1 Termination by MSC. MSC may terminate Weyand’s employment and this Agreement at any time: (i) with Cause (as defined in Section 5.5), (ii) without Cause, (iii) in the event of Weyand’s death, or (iv) in the event that the Board determines in good faith that Weyand has a Disability (as defined in Section 5.5).

5.2 Termination by Weyand. Weyand may terminate his employment and this Agreement at any time on no less than sixty (60) days prior written notice to MSC; provided, however, that (i) if the termination is for Good Reason, Weyand may provide immediate written notice if MSC fails to, or cannot, reasonably cure the event that constitutes Good Reason, and (ii) in the case of Weyand’s good faith determination that he has a Disability, Weyand shall provide thirty (30) days prior written notice (except that such determination shall not be conclusive as to whether Weyand actually has a Disability and, if it is determined that Weyand does not actually have a Disability, he shall be deemed to have terminated employment without a Disability and without Good Reason).

5.3	Benefits Upon Termination.

(a) By MSC for Cause, or Quit by Weyand. If Weyand’s employment is terminated during the Term by MSC for Cause or by Weyand without Good Reason (other than death or Disability), Weyand shall receive his Accrued Obligations (as defined in Section 5.5).

(b) By MSC without Cause, or By Weyand for Good Reason. If, during the Term, Weyand’s employment is terminated by MSC without Cause or by Weyand for Good Reason (other than in connection with a Change in Control Event) (each term as defined in Section 5.5 below) (and, in each case, other than due to either (i) Weyand’s death, or (ii) his Disability), MSC shall, subject to the following provisions of this Section 5.3, pay Weyand an aggregate severance benefit (“Aggregate Severance Benefit”) equal to each of the following, subject to tax withholding and other authorized deductions:

(i)	the Accrued Obligations,

(ii)	1 times Weyand’s then Base Salary, payable in equal installments over a 12-month period, subject to Section 5.3(e) below and Weyand’s ongoing compliance with Section 7;

(iii)	continuation of Weyand’s Welfare Benefits for the lesser of a period of 12 months or until substantially similar coverage is received from a subsequent employer;

(iv)	with respect to Weyand’s equity grants received from MSC prior to the Effective Date, (A) all unvested stock options shall immediately vest and (B) all restrictions with respect to restricted stock shall be removed and such stock shall be freely tradable; and

(v)	with respect to Weyand’s equity grants received on or after the Effective Date, all such awards not then vested, including without limitation any stock option, RSU Award or PSU Award, shall be forfeited in their entirety.

(c) Death, Disability. If, during the Term, Weyand’s employment is terminated as a result of Weyand’s death or his Disability, then MSC shall, subject to the following provisions of this Section 5.3(c), pay Weyand the following severance benefit within 7 days of the Termination Date (“Modified Severance Benefit”), subject to withholding and other authorized deductions from the Accrued Obligations:

(i)	the Accrued Obligations; and

(ii)	in the case of disability, continuation of Weyand’s health and welfare benefits under MSC’s plans, policies and programs (“Welfare Benefits”)for the lesser of a period of 12 months or until substantially similar coverage is received from a subsequent employer.

(d) By MSC Without Cause or by Weyand for Good Reason in CIC Context If, during the Term, Weyand’s employment is terminated by MSC without Cause or by Weyand for Good Reason within 24 months of the occurrence of a Change in Control Event, MSC shall pay Weyand, in a lump sum no later than 7 calendar days after the Termination Date, each of the following:

(i)	the Accrued Obligations,

(ii)	2.5 times the sum of (A) Weyand’s then Base Salary, plus (B) the Target Bonus;

(iii)	(A) a fraction, the numerator of which is the number of days in the fiscal year that elapsed prior to the date of Weyand’s termination and the denominator of which is 365, multiplied by (B) Weyand’s Target Bonus level in effect immediately preceding such termination;

(iv)	continuation of Weyand’s Welfare Benefits for the lesser of a period of 30 months or until substantially similar coverage is received from a subsequent employer; and

(v)	with respect to Weyand’s equity grants received from MSC (irrespective of whether such award was received before or after the Effective Date), (A) all unvested stock options shall immediately vest and (B) all restrictions with respect to restricted stock, and any RSU Award shall be removed and such stock shall be freely tradable, and (C) the PSU Award shall be deemed to be 100% vested.

(e) Section 409A Limitation. The Severance Benefit or the Modified Severance Benefit, as the case may be, shall be hereinafter referred to as a “Severance Benefit”. Notwithstanding anything contained herein to the contrary, all Severance Benefits payable to Weyand hereunder shall be subject to delay or modification to the extent necessary to avoid incurring excise taxes relating to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(f) Additional Conditions Precedent. Any obligation of MSC pursuant to Section 5.3(b), (c) or (d) to pay a Severance Benefit in the circumstances described therein is further subject to the following two conditions precedent: (i) such Severance Benefit shall be paid only if, during the Term and prior to the date of such payment, Weyand has remained in material compliance with the provisions of Sections 7 through 12 (or, having not been in material compliance, subsequently cures such noncompliance as provided below), and (ii) Weyand’s execution and delivery of the release described in Section 5.4 (and such release has become irrevocable as provided therein). For purposes of the preceding sentence, if Weyand is not in material compliance with one or more provisions of Sections 7 though 12, and a cure is reasonably possible in the circumstances, Weyand will not be deemed to have breached such provision(s) unless MSC gives Weyand written notice and a reasonable opportunity (in no case shall more than a 10-day cure period be required) to cure such breach and such breach is not reasonably cured within such time period.

The foregoing provisions of this Section 5.3 shall not affect: (i) Weyand’s receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Corporation welfare benefit plan; (ii) Weyand’s rights under the Consolidated Omnibus Budget Reconciliation Act to continue participation in medical, dental, hospitalization and life insurance coverage; (iii) Weyand’s receipt of benefits otherwise due in accordance with the terms of MSC’s 401(k) plan (if any); or (iv) any rights that Weyand may have under and with respect to a stock option, restricted stock or other equity-based award, to the extent that such award was granted before the Severance Date and to the extent expressly provided in the written agreement evidencing such award.

5.4	Release; Exclusive Remedy.

(a) This Section 5.4 shall apply notwithstanding anything else contained in this Agreement or any stock option, restricted stock, performance award, or other equity-based award agreement to the contrary. As a condition precedent to any Corporation obligation to Weyand pursuant to Section 5.3(b), (c) or (d) or any obligation to accelerate vesting of any equity-based award in connection with the termination of Weyand’s employment, Weyand shall, upon or promptly following his last day of employment with MSC, provide MSC with a valid, executed, written release substantially in the form attached hereto as Exhibit E (the “Release”), and such Release shall have not been revoked by Weyand pursuant to any revocation rights afforded by applicable law. MSC shall have no obligation to make any payment to Weyand pursuant to Section 5.3(b), (c) or (d) (or otherwise accelerate the vesting of any equity-based award in the circumstances as otherwise contemplated by the applicable award agreement) unless and until the Release contemplated by this Section 5.4 becomes irrevocable by Weyand in accordance with all applicable laws, rules and regulations.

(b) Weyand agrees that the payments contemplated by Section 5.3 (and any applicable acceleration of vesting of an equity-based award in accordance with the terms of such award in connection with the termination of Weyand’s employment) shall, if such payments are actually made and such accelerated vesting is actually effected, constitute the exclusive and sole remedy for any termination of his employment and Weyand covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment, except as allowed under the release contemplated by Section 5.4(a). MSC and Weyand acknowledge and agree that there is no duty of Weyand to mitigate damages under this Agreement and any compensation and benefits which Weyand is entitled to hereunder shall not be offset by any compensation or other amounts received by Weyand from third parties or by the claims that MSC may have against Weyand. All amounts paid to Weyand pursuant to Section 5.3 shall be paid without regard to whether Weyand has taken or takes actions to mitigate damages.

5.5	Certain Defined Terms.

(a) As used herein, “Accrued Obligations” means:

(i) any Base Salary that had accrued but had not been paid (including accrued and unpaid vacation time) on or before the Severance Date; and

(ii) any Incentive Bonus payable pursuant to Section 3.2 with respect to a fiscal year (if Weyand was employed by MSC on the last day of that fiscal year) to the extent that such Incentive Bonus had previously been earned but not paid to Weyand; and

(iii) any reimbursement due to Weyand pursuant to Section 4.2 for expenses incurred by Weyand on or before the Severance Date.

(b) As used herein, “Cause” shall mean the reasonable and good faith written determination by two-thirds of the Board (excluding Weyand, if he is then a member of the Board, from both the numerator and the denominator of such fraction for purposes of such determination) that, during the Term, any of the following events or contingencies exists or has occurred:

(i) Weyand is convicted of, or pleads guilty or nolo contendre to, a felony within the meaning of such term by United States federal or state law (other than traffic related offenses or as a result of vicarious liability);

(ii) Weyand willfully commits an act of material fraud, embezzlement or theft against MSC or one of its affiliates or willfully commits a material violation of state or federal securities laws involving MSC or one of its affiliates;

(iii) Weyand willfully and repeatedly fails to perform his material fiduciary and other duties to MSC after having received written notice from MSC of such claimed failure;

(iv) Weyand willfully engages in gross misconduct in carrying out his duties hereunder resulting in material economic harm to MSC;

(v) the execution and delivery of this Agreement by Weyand and MSC and the performance by Weyand of Weyand’s duties hereunder constitutes a breach by Weyand of, or otherwise contravenes, the terms of any other agreement or policy to which Weyand is a party or otherwise bound which materially interferes with Weyand’s ability to effectively perform his duties and responsibilities to MSC hereunder;

(vi) Weyand has information (including, without limitation, confidential information and trade secrets) relating to any other person or entity which Weyand is not legally and contractually free to disclose to MSC which materially interferes with Weyand’s ability to effectively perform his duties and responsibilities to MSC hereunder;

(vii) Weyand is bound by any confidentiality, trade secret or similar agreement (other than this Agreement and the Inventions Agreement referred to in Section 9) with any other person or entity which materially interferes with Weyand’s ability to effectively perform his duties and responsibilities to MSC hereunder; or

(viii) any intentional wrongful act or omission by Weyand has occurred that results in the restatement of the Company’s financial statements due to a violation of the Sarbanes-Oxley Act of 2002.

For purposes of a termination for Cause, no act or failure to act, on Weyand’s part shall be considered “willful” unless done, or omitted to be done, by Weyand not in good faith and without reasonable belief that Weyand’s action or omission was in, or not opposed to, the best interests of MSC.

Anything to the contrary notwithstanding, Weyand shall not be terminated for Cause under paragraph 5.5(b)(ii), (iii), (iv), (v), (vi) or (vii) unless he is given written notice setting forth the basis for termination and he is given fifteen (15) days to cure such neglect or conduct and, if he fails to cure such neglect or conduct, Weyand is given the opportunity to be heard before the Board and the Board shall have made the written determination set forth at the beginning of this Section 5.5(b).

(c) As used herein, “Disability” shall mean a physical or mental impairment which renders Weyand unable to perform the essential functions of his employment with MSC, even with reasonable accommodation that does not impose an undue hardship on MSC, for more than 180 days in any 12-month period, unless a longer period is required by federal or state law, in which case that longer period would apply. The determination of whether or not a Disability exists for purposes of this Agreement shall be based upon the findings of a medical doctor reasonably acceptable to both parties. If the two parties cannot agree on a medical doctor, each party shall select a medical doctor and the two medical doctors shall select a third who shall be the approved doctor for this purpose. Neither MSC nor Weyand shall terminate his employment for Disability unless the party terminating Weyand’s employment has given written notice to the other party as provided herein.

(d) As used herein, “Good Reason” shall mean the occurrence of one or more of the following without Weyand’s written consent:

(i) a material breach of this Agreement by MSC (including, without limitation, any breach by MSC of Section 3.1);

(ii) a material diminution in Weyand’s duties (when such duties are viewed in the aggregate) from the level contemplated by Section 1.2 (including, without limitation, any change in title or position other than as contemplated by Section 1.2); provided that it shall not constitute Good Reason hereunder solely because Weyand is no longer serving as Chairman, provided that he reports directly to the Board;

(iii) the assignment by MSC of duties to Weyand that are materially inconsistent with his position as CEO or as an executive Chairman, as applicable;

(iv) the failure of MSC to maintain Directors’ and Officers’ Liability Insurance on terms not materially less favorable to Weyand than the terms of the policy presently in effect; provided that in no event shall Good Reason exist if MSC has in place Directors’ and Officers’ Liability Insurance coverage at a cost on an annualized basis that is not less than two hundred percent (200%) of the annualized cost of the policy in effect on the Effective Date; or

(v) Within 24 months of the occurrence of a Change in Control Event, any reduction in Weyand’s Base Salary, Target Bonus opportunity, or aggregate benefits levels;

provided, however, that none of the foregoing events shall constitute Good Reason unless Weyand shall have notified MSC in writing describing the events which constitute Good Reason and MSC shall have failed to reasonably cure such event within a reasonable period, not to exceed fifteen (15) days, after MSC’s actual receipt of such written notice.

(e) As used herein, effective as of the Signing Date, “Change in Control Event” and “CIC” means any of the following:

(i) Approval by MSC’s stockholders of the dissolution or liquidation of MSC;

(ii) Approval by MSC’s stockholders of an agreement to merge or consolidate, or otherwise reorganize, with or into one or more entities that are not Subsidiaries or other affiliates, as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity immediately after the reorganization are, or will be, owned, directly or indirectly, by MSC’s stockholders immediately before such reorganization (assuming for purposes of such determination that there is no change in the record ownership of MSC’s securities from the record date for such approval until such reorganization and that such record owners hold no securities of the other parties to such reorganization, but including in such determination any securities of the other parties to such reorganization held by MSC’s affiliates);

(iii) Approval by MSC’s stockholders of the sale ,lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of MSC’s business and/or assets to a person or entity that is not a Subsidiary;

(iv) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act but excluding any person described in and satisfying the conditions of Rule 13d-1(b)(1) thereunder) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing more than 35% of the combined voting power of the Corporation’s then outstanding securities entitled to then vote generally in the election of directors of the Corporation; or

(v) During any period not longer than twelve consecutive months, a majority of the members of the Board is replaced by Board members whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

For purposes of this subsection, “Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned, directly or indirectly, by MSC.

6.        Means and Effect of Termination. Any termination of Weyand’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

7.        Non-Competition. Weyand acknowledges and recognizes the highly competitive nature of MSC’s businesses, the amount of sensitive and confidential information involved in the discharge of Weyand’s position with MSC, and the harm to MSC that would result if such knowledge or expertise was disclosed or made available to a competitor. Based on that understanding, Weyand hereby expressly agrees as follows:

7.1 As a result of the particular nature of Weyand’s relationship with MSC, in the capacities identified earlier in this Agreement, during the Term and for the longer of (a) 12 months thereafter or (b) any period that Weyand is receiving payments pursuant to Section 5.3 (including any period such payments are delayed pursuant to Section 5.3(e) hereof (for purposes of complying with Internal Revenue Code Section 409A)), Weyand hereby agrees that he will not, directly or indirectly, (i) engage in any business for Weyand’s own account or derive any material economic benefit from any business that competes with the business of MSC or any of its affiliates (MSC and its affiliates are referred to, collectively, as the “Company Group”), (ii) enter the employ of, or render any services to, any person engaged in any business that competes with the business of any entity within the Company Group, (iii) acquire a financial interest in any person engaged in any business that competes with the business of any entity within the Company Group, directly or indirectly, as an individual, partner, member, shareholder, officer, director, principal, agent, trustee or consultant, or (iv) other than in the performance of his duties hereunder, interfere with business relationships (whether formed before or after the Effective

Date) between MSC, any of its respective affiliates or subsidiaries, and any customers, suppliers, officers, employees, partners, members or investors of any entity within the Company Group for the purpose of competing, or allowing a third party to compete, with the business of any entity of the Company Group. For purposes of this Agreement, businesses in competition with the Company Group shall include, without limitation, businesses in which any entity within the Company Group actively participates and any businesses which any entity within the Company Group has specific plans to actively participate in the future if Weyand is aware of such plans, whether or not such entity has commenced such operations.

7.2 Notwithstanding anything to the contrary in this Agreement, Weyand may, directly or indirectly, own, solely as an investment, (x) securities of any person which are publicly traded on a national or regional stock exchange or on an over-the-counter market if Weyand (i) is not a controlling person of, or a member of a group which controls, such person, and (ii) does not, directly or indirectly, beneficially own two percent (2%) or more of any class of securities of such person or (y) which is a mutual fund or similar investment vehicle.

8.        Confidentiality. As a material part of the consideration for MSC’s commitment to the terms of this Agreement, Weyand hereby agrees that Weyand will not at any time (whether during or after Weyand’s employment with MSC), other in the course of Weyand’s duties hereunder, knowingly disclose, disclose in a fashion that Weyand reasonably should know the consequences of such disclosure, or use for Weyand’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise, any trade secrets, or other confidential data or information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financing methods, or plans of any entity within the Company Group; provided, however, that the foregoing shall not apply to information which is generally known to the industry or the public, other than as a result of Weyand’s breach of this covenant. Weyand further agrees that Weyand will not retain or use for his account, at any time, any trade names, trademark or other proprietary business designation used or owned in connection with the business of any entity within the Company Group. Notwithstanding the foregoing, the provisions of this Section 8 shall not apply when (i) disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order Weyand to disclose or make available such information, provided, however that Weyand shall promptly notify MSC in writing upon receiving a request for such information, or (ii) with respect to any other litigation, arbitration or mediation involving this Agreement, including but not limited to enforcement of this Agreement.

9.        Inventions and Developments. Concurrently with entering into this Agreement, Weyand will execute the Inventions Agreement attached hereto as Exhibit F.

10.      Anti-solicitation. Weyand promises and agrees that during the Term and for a period of one (1) year thereafter, Weyand will not, directly or indirectly, individually or as a consultant to, or as an employee, officer, stockholder, director or other owner or participant in any business, influence or attempt to influence customers, vendors, suppliers, joint venturers, associates, consultants, agents, or partners of any entity within the Company Group, either directly or indirectly, to divert their business away from the Company Group, to any individual, partnership, firm, corporation or other entity then in competition with the business of any entity within the Company Group, and he will not otherwise materially interfere with any business relationship of any entity within the Company Group; provided, however, that following the Term, the participation in, or ownership of, a competitive business shall not, in and of itself, be deemed to be material interference under this Section 10.

11.      Soliciting Employees. Weyand promises and agrees that during the Term and for a period of one (1) year thereafter, Weyand will not, directly or indirectly, individually or as a consultant to, or as an employee, officer, stockholder, director or other owner of or participant in any business, solicit (or assist in soliciting) any person who is then, or at any time within six (6) months prior thereto was, an employee of an entity within the Company Group who earned annually $25,000 or more as an employee of such entity during the last six (6) months of his or her own employment to work for (as an employee, consultant or otherwise) any business, individual, partnership, firm, corporation, or other entity whether or not engaged in competitive business with any entity in the Company Group.

12.      Return of Property. Weyand agrees to truthfully and faithfully account for and deliver to MSC all property belonging to MSC, any other entity in the Company Group, or any of their respective affiliates, which Weyand may receive from or on account of MSC, any other entity in the Company Group, or any of their respective affiliates, and upon the termination of the Term, or MSC’s demand, Weyand shall immediately deliver to MSC all such property belonging to MSC, any other entity in the Company Group, or any of their respective affiliates. Anything to the contrary notwithstanding, nothing in this Section 12 shall prevent Weyand from retaining a personal home computer and papers and other materials of a personal nature, including personal diaries, calendars and personal rolodexes, personal information relating to his compensation or relating to the reimbursement of expenses, personal information that he reasonably believes are needed for tax purposes and copies of MSC’s compensatory plans, programs and agreements relating to his compensation as an employee.

13.      Withholding Taxes. Notwithstanding anything else herein to the contrary, MSC may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

14.      Assignment. This Agreement is personal in its nature and neither of the parties hereto shall, without the other’s consent, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of MSC with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of MSC hereunder, provided that the obligations hereunder are assumed, either by law or contract, by such transferee or successor.

15.      Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

16.      Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

17.      Governing Law. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of California, notwithstanding any California or other conflict of law provision to the contrary.

18.      Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

19.      Entire Agreement. This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope. This Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof, other than for any currently existing awards or agreement relating to stock options, restricted stock, restricted stock units, performance units or any other incentive awards to Weyand. Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.

20.      Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

21.      Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

22.      Resolution of Disputes. Any controversy arising out of or relating to Weyand’s employment (whether or not before or after the expiration of the Term), any termination of Weyand’s employment, this Agreement, the Inventions Agreement referred to herein, any equity-based award agreements referred to herein, the enforcement or interpretation of any such agreement, or because of an alleged breach, default, or misrepresentation in connection with any of the provisions of such an agreement, including (without limitation) any state or federal statutory claims, shall be submitted to final and binding arbitration, to be held in Orange County, California before a sole neutral arbitrator; provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the award may be entered in any court having jurisdiction.

The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with any of the matters referenced in the first sentence of the first paragraph of this Section 22.

The parties agree that the Corporation shall be responsible for payment of the forum costs of any arbitration hereunder, including the Arbitrator’s fee The parties further agree that in any proceeding with respect to such matters, each party shall bear its own attorney’s fees and costs other than forum costs associated with the arbitration which in any event shall be paid by MSC.

Without limiting the remedies available to the parties and notwithstanding the foregoing provisions of this Section 22, Weyand and MSC acknowledge that any breach of any of the covenants or provisions contained in Sections 7 through 12 could result in irreparable injury to either of the parties hereto for which there might be no adequate remedy at law, and that, in the event of such a breach or threat thereof, the non-breaching party shall be entitled to obtain a temporary restraining order and/or a preliminary injunction and a permanent injunction restraining the other party hereto from engaging in any activities prohibited by any covenant or provision in Sections 7 through 12 or such other equitable relief as may be required to enforce specifically any of the covenants or provisions of Sections 7 through 12.

23.	Notices.

(a) All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefor, or (iii) sent by registered or certified mail, postage prepaid, return receipt requested. Any notice shall be duly addressed to the parties as follows:

(i) if to MSC:

MSC.Software Corporation

2 MacArthur Place

Santa Ana, California 92707

Attn: Board of Directors

(ii) if to Weyand:

William J. Weyand

6805 Alberly Lane

Cincinnati, Ohio 45243

(b) Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 23 for the giving of notice. Any communication shall be effective when delivered by hand, when otherwise delivered against receipt therefor, or five (5) business days after being mailed in accordance with the foregoing.

24.      Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. Weyand agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

25.      Provisions that Survive Termination. The terms of this Agreement to the extent necessary to carry out the intentions of the parties underlying their respective rights and obligations shall survive any termination of the Term. For this purpose, the parties intend that the following provisions of this Agreement shall survive any termination of the Term (without limiting the generality of the preceding sentence as to any other provision that may also be necessary to carry out the intentions of the parties): Sections 3.7, 5.3, 5.4, 5.5 and 7 through 28.

26.      Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

27.      Corporation’s Representations. MSC represents and warrants that (i) the execution, delivery and performance of this Agreement by MSC has been fully and validly authorized by all necessary corporate action, (ii) the officer signing this Agreement on behalf of MSC is duly authorized to do so, (iii) the execution, delivery and performance of this Agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which MSC is a party or by which it is bound and (iv) upon execution and delivery of this agreement by the parties hereto, it shall be a valid and binding obligation of MSC enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

28.	Indemnification.

(a) MSC agrees that (i) if Weyand is made a party, or is threatened to be made a party, to any threatened or actual action, suit or proceeding whether civil, criminal, administrative, investigative, appellate or other (a “Proceeding”) by reason of the fact that he is or was a director, officer or employee of MSC or is or was serving at the request of MSC as a director, officer, member, employee, agent, manager, consultant or representative of another person or (ii) if any claim, demand, request, investigation, controversy, threat, discovery request or request for testimony or information (a “Claim”) is made, or threatened to be made, that arises out of or relates to Weyand’s service in any of the foregoing capacities, whether arising before or after the Effective Date, then Weyand shall promptly be indemnified and held harmless by MSC to the fullest extent legally permitted or authorized by MSC’s certificate of incorporation, bylaws or Board resolutions or, if greater, by the laws of the State of Delaware, against any and all costs, expenses, liabilities and losses (including, without limitation, attorney’s fees, judgments, interest, expenses of investigating, defending or obtaining indemnity with respect to any Proceeding or Claim, penalties, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by Weyand in connection therewith, and such indemnification shall continue as to Weyand even if he has ceased to be a director, officer or employee of MSC or a director, officer, member, employee, agent, manager, consultant or representative of such other person and shall inure to the benefit of Weyand’s heirs, executors and administrators. To the extent permitted by law, MSC shall advance to Weyand all costs and expenses incurred by him in connection with any such Proceeding or Claim within thirty (30) days after receiving written notice requesting such an advance. Such notice shall include, to the extent required by applicable law, an undertaking by Weyand to repay the amount advanced if he is ultimately determined not to be entitled to indemnification against such costs and expenses.

(b) Neither the failure of MSC (including its Board, independent legal counsel or stockholders) to have made a determination in connection with any request for indemnification or advancement under Section 28(a) that indemnification of Weyand is proper because he has satisfied any applicable standard of conduct, nor a determination by MSC (including its Board, independent legal counsel or stockholders) that Weyand has not met any applicable standard of conduct, shall create a presumption that Weyand has not met an applicable standard of conduct.

(c) During the Term and for a period of three (3) years thereafter, MSC shall keep in place a directors and officers’ liability insurance policy (or policies) providing comprehensive coverage to Weyand to the extent that MSC provides such coverage for any other present or former senior executive or director of MSC. Such policy shall be on terms not materially less favorable to Weyand than the terms of the policy then in effect on the Effective Date; provided that in no event shall MSC be obligated to provide such level of coverage to the extent that the annualized cost of the coverage would exceed two hundred percent (200%) of the annualized cost of the coverage in effect on the Effective Date.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, MSC and Weyand have executed this Agreement as of the Effective Date.

MSC.SOFTWARE CORPORATION

_____________________________

By:__________________________

Title:_________________________

_____________________________

William J. Weyand, an individual

SCHEDULE 1

LIST OF CURRENT DIRECTORSHIPS

TechSolve, Inc.

Pavilion Technologies

Nichols College, Board of Trustees

EXHIBIT A—FORM OF NONQUALIFIED STOCK OPTION AGREEMENT

[Attached hereto.]

EXHIBIT B—FORM OF STOCK UNIT AWARD AGREEMENT

[Attached hereto.]

EXHIBIT C—FORM OF PERFORMANCE STOCK UNIT AWARD AGREEMENT

[Attached hereto.]

EXHIBIT D—TAX GROSS-UP PROVISIONS

This provision shall be effective for any Change in Control Event which occurs after the Signing Date of this Agreement.

1.1 Gross-Up Payment. In the event it is determined (pursuant to Section 1.2) or finally determined (as defined in Section 1.3(c)) that any payment, distribution, transfer, or benefit by MSC, or a direct or indirect subsidiary or affiliate of MSC, to or for the benefit of Weyand or Weyand’s dependents, heirs or beneficiaries (whether such payment, distribution, transfer, benefit or other event occurs pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Exhibit D) (each a “Payment” and collectively the “Payments”) is subject to the excise tax imposed by Section 4999 of the Code, and any successor provision or any comparable provision of state or local income tax law (collectively, “Section 4999”), or any interest, penalty or addition to tax is incurred by Weyand with respect to such excise tax (such excise tax, together with any such interest, penalty, and addition to tax, hereinafter collectively referred to as the “Excise Tax”), then, within 10 days after such determination or final determination, as the case may be, MSC shall pay to Weyand (or to the applicable taxing authority on Weyand’s behalf) an additional cash payment (hereinafter referred to as the “Gross-Up Payment”) equal to an amount such that after payment by Weyand of all taxes, interest, penalties, additions to tax and costs imposed or incurred with respect to the Gross-Up Payment (including, without limitation, any income and excise taxes imposed upon the Gross-Up Payment), Weyand retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon such Payment or Payments. This provision is intended to put Weyand in the same position as Weyand would have been had no Excise Tax been imposed upon or incurred as a result of any Payment.

1.2 Determination of Gross-Up.

(a) Except as provided in Section 1.3, the determination that a Payment is subject to an Excise Tax shall be made in writing by the principal certified public accounting firm then retained by MSC to audit its annual financial statements (the “Accounting Firm”). Such determination shall include the amount of the Gross-Up Payment and detailed computations thereof, including any assumptions used in such computations. Any determination by the Accounting Firm will be binding on MSC and Weyand.

(b) For purposes of determining the amount of the Gross-Up Payment, Weyand shall be deemed to pay Federal income taxes at the highest marginal rate of Federal individual income taxation in the calendar year in which the Gross-Up Payment is to be made. Such highest marginal rate shall take into account the loss of itemized deductions by Weyand and shall also include Weyand’s share of the hospital insurance portion of FICA and state and local income taxes at the highest marginal rate of individual income taxation in the state and locality of Weyand’s residence on the date that the Payment is made, net of the maximum reduction in Federal income taxes that could be obtained from the deduction of such state and local taxes.

1.3 Notification.

(a) Weyand shall notify MSC in writing of any claim by the Internal Revenue Service (or any successor thereof) or any state or local taxing authority (individually or collectively, the “Taxing Authority”) that, if successful, would require the payment by MSC of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 30 days after Weyand receives written notice of such claim and shall apprise MSC of the nature of such claim and the date on which such claim is requested to be paid; provided, however, that failure by Weyand to give such notice within such 30-day period shall not result in a waiver or forfeiture of any of Weyand’s rights under this Exhibit D except to the extent of actual damages suffered by MSC as a result of such failure. Weyand shall not pay such claim prior to the expiration of the 15-day period following the date on which Weyand gives such notice to MSC (or such shorter period ending on the date that any payment of taxes, interest, penalties or additions to tax with respect to such claim is due). If MSC notifies Weyand in writing prior to the expiration of such 15-day period (regardless of whether such claim was earlier paid as contemplated by the preceding parenthetical) that it desires to contest such claim, Weyand shall:

(1) give MSC any information reasonably requested by MSC relating to such claim;

(2) take such action in connection with contesting such claim as MSC shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by MSC;

(3) cooperate with MSC in good faith in order effectively to contest such claim; and

(4) permit MSC to participate in any proceedings relating to such claim;

provided, however, that MSC shall bear and pay directly all attorneys fees, costs and expenses (including additional interest, penalties and additions to tax) incurred in connection with such contest and shall indemnify and hold Weyand harmless, on an after-tax basis, for all taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax imposed in relation to such claim and in relation to the payment of such costs and expenses or indemnification.

(b) Without limitation on the foregoing provisions of this Section 1.3, and to the extent its actions do not unreasonably interfere with or prejudice Weyand’s disputes with the Taxing Authority as to other issues, MSC shall control all proceedings taken in connection with such contest and, in its reasonable discretion, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the Taxing Authority in respect of such claim and may, at its or in their sole option, either direct Weyand to pay the tax, interest or penalties claimed and sue for a refund or contest the claim in any permissible manner, and Weyand agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as MSC shall determine; provided, however, that if MSC directs Weyand to pay such claim and sue for a refund, MSC shall advance an amount equal to such payment to Weyand, on an interest-free basis, and shall indemnify and hold Weyand harmless, on an after-tax basis, from all taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax imposed with respect to such advance or with respect to any imputed income with respect to such advance, as any such amounts are incurred; and, further, provided, that any extension of the statute of limitations relating to payment of taxes, interest, penalties or additions to tax for the taxable year of Weyand with respect to which such contested amount is claimed to be due is limited solely to such contested amount; and, provided, further, that any settlement of any claim shall be reasonably acceptable to Weyand, and MSC’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and Weyand shall be entitled to settle or contest, as the case may be, any other issue.

(c) If, after receipt by Weyand of an amount advanced by MSC pursuant to Section 1.3(a), Weyand receives any refund with respect to such claim, Weyand shall (subject to MSC’s compliance with the requirements of this Exhibit D) promptly pay to MSC an amount equal to such refund (together with any interest paid or credited thereof after taxes applicable thereto), net of any taxes (including, without limitation, any income or excise taxes), interest, penalties or additions to tax and any other costs incurred by Weyand in connection with such advance, after giving effect to such repayment. If, after the receipt by Weyand of an amount advanced by MSC pursuant to Section 1.3(a), it is finally determined that Weyand is not entitled to any refund with respect to such claim, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall be treated as a Gross-Up Payment and shall offset, to the extent thereof, the amount of any Gross-Up Payment otherwise required to be paid.

(d) For purposes of this Exhibit D, whether the Excise Tax is applicable to a Payment shall be deemed to be “finally determined” upon the earliest of: (1) the expiration of the 15-day period referred to in Section 1.3(a) if MSC has not notified Weyand that it intends to contest the underlying claim, (2) the expiration of any period following which no right of appeal exists, (3) the date upon which a closing agreement or similar agreement with respect to the claim is executed by Weyand and the Taxing Authority (which agreement may be executed only in compliance with this section), or (4) the receipt by Weyand of notice from MSC that it no longer seeks to pursue a contest (which shall be deemed received if MSC does not, within 15 days following receipt of a written inquiry from Weyand, affirmatively indicate in writing to Weyand that MSC intends to continue to pursue such contest).

1.4 Underpayment and Overpayment. It is possible that no Gross-Up Payment will initially be made but that a Gross-Up Payment should have been made, or that a Gross-Up Payment will initially be made in an amount that is less than what should have been made (either of such events is referred to as an “Underpayment”). It is also possible that a Gross-Up Payment will initially be made in an amount that is greater than what should have been made (an “Overpayment”). The determination of any Underpayment or Overpayment shall be made by the Accounting Firm in accordance with Section 1.2. In the event of an Underpayment, the amount of any such Underpayment shall be paid to Weyand as an additional Gross-Up Payment. In the event of an Overpayment, Weyand shall promptly pay to MSC the amount of such Overpayment together with interest on such amount at the applicable Federal rate provided for in Section 1274(d) of the Code for the period commencing on the date of the Overpayment to the date of such payment by Weyand to MSC. Weyand shall make such payment to MSC as soon as administratively practicable after MSC notifies Weyand of (a) the Accounting Firm’s determination that an Overpayment was made and (b) the amount to be repaid.

EXHIBIT E

FORM OF RELEASE

EMPLOYMENT SEPARATION AND GENERAL RELEASE AGREEMENT

This Employment Separation and General Release Agreement (this “Separation Agreement”), is entered into this          day of             ,             by and between William J. Weyand, an individual (“Weyand”), and MSC.Software Corporation, a Delaware corporation (“MSC”).

WHEREAS, Weyand has been employed as the Chief Executive Officer and/or Chairman of MSC since February 9, 2005, and has entered into a new agreement on November 27, 2006 regarding his ongoing employment in such capacity effective as of February 10, 2007 (“Employment Agreement”); and

WHEREAS, Weyand and MSC have mutually agree to terminate Weyand’s employment relationship with MSC upon the terms set forth

NOW, THEREFORE, in consideration of the covenants undertaken and the releases contained in this Separation Agreement, Weyand and MSC agree as follows:

I. Termination. Weyand’s position as an officer, director, employee, member, manager and in any other capacity with MSC and each of its affiliates is hereby terminated effective             , 20 (“Separation Date”), and all benefits and perquisites of employment will cease as of the Separation Date. The Employment Agreement shall terminate as of the Separation Date, provided, however, that notwithstanding anything to the contrary in this Agreement, Sections 3.4, 5.3, 5.4, 5.5, and 7 through 28 of the Employment Agreement shall continue to apply in accordance with their terms. All payments due to Weyand from MSC shall be determined under the applicable provisions of the Employment Agreement and this Agreement. Weyand acknowledges and agrees that, upon receipt of all payments due to him on or before the Separation Date, he will have received all amounts owed for his regular and usual salary (including, but not limited to, any severance, overtime, bonus, commissions, or other wages), usual benefits and accrued but unused vacation through the Separation Date and that all payments due to Weyand from MSC after the Separation Date shall be determined under this Separation Agreement.

II. Severance Benefit. MSC shall pay as severance pay to Weyand the amount of      dollars ($        ), less standard withholding and authorized deductions (the “Severance Benefit”), as determined under Section 5.3 of the Employment Agreement. Such severance shall commence within thirty (30) days following Weyand’s delivery of this fully executed Separation Agreement to MSC; provided, however, that if it is determined by the parties or in the opinion of counsel reasonably acceptable to Executive and MSC, such determination to be made or opinion provided to the Company no later than thirty (30) days after the Severance Date, that the Severance Benefit is or reasonably may be treated as deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), except in the case of Executive’s death, the payment of such Severance Benefit shall be delayed (without interest) to a date no earlier than, and shall be paid as soon as administratively practicable after, six months after Executive’s “separation from service,” as that term is defined in Section 409A. Such Severance Benefit is for and in lieu of any other payments or benefits (and, except as specifically provided herein, none shall accrue) for periods after the Separation Date, except with respect to his continuing rights in certain equity awards made pursuant to the Option Agreement, the Restricted

Stock Unit Award Agreement and the PSU Award Agreement (as such terms are defined in the Employment Agreement) as acknowledged in Section VII.D hereof. Weyand specifically acknowledges and agrees that he is entitled to receive no severance pay or other benefits pursuant to any severance plan or policy of MSC or any of its affiliates.

III. Release. Weyand on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges MSC and each of its parents, subsidiaries and affiliates, past and present (together, the “Company Group”), as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively referred to as the “Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which he now owns or holds or he has at any time heretofore owned or held or may in the future hold as against any of said Releasees, arising out of or in any way related to his service as an officer, director, employee, member or manager of any member of the Company Group, his separation from his position as an officer, director, employee, manager and/or member, as applicable, of any member of the Company Group, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Separation Agreement related to Weyand’s employment or service with any member of the Company Group, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act of 1993, the California Fair Employment and Housing Act, the California Family Rights Act, or any claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation or disability; provided that such release shall not apply to (1) any obligation created by or arising out of this Separation Agreement for which receipt or satisfaction has not been acknowledged, (2) any right to indemnification that Weyand may have pursuant to MSC’s Bylaws, its certificate of incorporation or under the Employment Agreement with respect to any loss, damages or expenses (including but not limited to attorneys’ fees) that Weyand may in the future incur with respect to his service as an employee, officer or director of MSC or any of its subsidiaries or affiliates, (3) with respect to any rights that Weyand may have to insurance coverage for such losses, damages or expenses under any MSC directors and officers liability insurance policy, (4) any right under a written equity-based award agreement entered into by and between MSC and Weyand before the Separation Date to the extent that such right continues after the Separation Date in accordance with the terms of the award, (5) the right of Weyand to obtain contribution as permitted by law in the event of an entry of judgment against Weyand as a result of any act or failure to act for which Weyand and MSC are jointly liable, (6) any rights to continued medical coverage that Weyand may have under COBRA, (7) any rights to payment of benefits that Weyand may have under a retirement plan sponsored or maintained by MSC that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended, and (8) any deferred compensation or supplemental retirement benefits that Weyand may be entitled to under a nonqualified deferred compensation or supplemental retirement plan of MSC.

IV. 1542 Waiver. It is the intention of Weyand in executing this instrument that the same shall be effective as a bar to each and every claim, demand and cause of action hereinabove specified. In furtherance of this intention, Weyand hereby expressly waives any and all rights and benefits conferred upon him by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consents that this Separation Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified. SECTION 1542 provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Weyand acknowledges that he may hereafter discover claims or facts in addition to or different from those which Weyand now knows or believes to exist with respect to the subject matter of this Separation Agreement and which, if known or suspected at the time of executing this Separation Agreement, may have materially affected this settlement. Nevertheless, Weyand hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts. Weyand acknowledges that he understands the significance and consequences of such release and such specific waiver of SECTION 1542.

V. ADEA Waiver. Weyand expressly acknowledges and agrees that by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Separation Agreement. Weyand further expressly acknowledges and agrees that:

A. In return for this Separation Agreement, he will receive consideration beyond that which he was already entitled to receive before entering into this Separation Agreement;

B. He is hereby advised in writing by this Separation Agreement to consult with an attorney before signing this Separation Agreement;

C. He was given a copy of this Separation Agreement on                     , 20 and informed that he had twenty-one (21) days within which to consider this Separation Agreement; and

D. He was informed that he had seven (7) days following the date of execution of this Separation Agreement in which to revoke this Separation Agreement.

VI. No Transferred Claims. Weyand warrants and represents that he has not heretofore assigned or transferred to any person not a party to this Separation Agreement any released matter or any part or portion thereof and he shall defend, indemnify and hold MSC and each of its affiliates harmless from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

VII. Miscellaneous

A. Successors.

This Separation Agreement is personal to Weyand and shall not, without the prior written consent of MSC, be assignable by Weyand.

This Separation Agreement shall inure to the benefit of and be binding upon MSC and its respective successors and assigns and any such successor or assignee shall be deemed substituted for MSC under the terms of this Separation Agreement for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the ownership of MSC or to which MSC assigns this Separation Agreement by operation of law or otherwise.

B. Waiver. No waiver of any breach of any term or provision of this Separation Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Separation Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

C. Modification. This Separation Agreement may not be amended or modified other than by a written agreement executed by Weyand and the Chief Executive Officer of MSC or his designee, or if Weyand is then Chief Executive Officer, an officer authorized by the Board.

D. Complete Agreement. This Separation Agreement constitutes and contains the entire agreement and final understanding concerning Weyand’s relationship with MSC and its affiliates and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters. Any representation, promise or agreement not specifically included in this Separation Agreement or the Confidentiality Agreement shall not be binding upon or enforceable against either party. This Separation Agreement constitutes an integrated agreement. Notwithstanding the preceding provisions of this Section VII.D, MSC’s rights under the Employment Agreement entered into by and between MSC and Weyand on or about November 27, 2006 (including, without limitation, the confidentiality and no solicitation provisions thereof), the Inventions Agreement by and between Weyand and MSC and entered into on or about February 10, 2005 (the “Inventions Agreement”), and any written equity-based award agreement entered into by and between MSC and Weyand before the Separation Date pursuant to which Weyand has rights that continue after the Separation Date in accordance with the terms of the award are each outside of the scope of the foregoing provisions of this Section VII.D and shall continue in effect in accordance with their terms.

E. Severability. If any provision of this Separation Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Separation Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Separation Agreement are declared to be severable.

F. Choice of Law. This Separation Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California without regard to principles of conflict of laws.

G. Cooperation in Drafting. Each party has cooperated in the drafting and preparation of this Separation Agreement. Hence, in any construction to be made of this Separation Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

H. Counterparts. This Separation Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

I. Arbitration. Any controversy arising out of or relating to this Separation Agreement, the enforcement or interpretation of this Separation Agreement, or because of an alleged breach, default, or misrepresentation in connection with any of the provisions of this Separation Agreement, including (without limitation) any state or federal statutory claims, shall be submitted to final and binding arbitration, to be held in Orange County, California before a sole neutral arbitrator; provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the award may be entered in any court having jurisdiction.

The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with any of the matters referenced in the first sentence of the first paragraph of this Section VII.I. The parties agree that MSC shall be responsible for payment of the forum costs of any arbitration hereunder, including the Arbitrator’s fee. The parties further agree that in any proceeding with respect to such matters, each party will bear its own attorney’s fees and costs (other than forum costs associated with the arbitration which in any event shall be paid by MSC).

Without limiting the remedies available to the parties and notwithstanding the foregoing provisions of this Section VII.I, Weyand and MSC acknowledge that any breach of any of the covenants or provisions contained in this Separation Agreement could result in irreparable injury to either of the parties hereto for which there might be no adequate remedy at law, and that, in the event of such a breach or threat thereof, the non-breaching party shall be entitled to obtain a temporary restraining order and/or a preliminary injunction and a permanent injunction restraining the other party hereto from engaging in any activities prohibited by any covenant or provision in this Separation Agreement or such other equitable relief as may be required to enforce specifically any of the covenants or provisions of this Separation Agreement.

J. Advice of Counsel. In entering this Separation Agreement, the parties represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, and that the terms of this Separation Agreement have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.

K. Supplementary Documents. All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Separation Agreement and which are not inconsistent with its terms.

L. Headings. The section headings contained in this Separation Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Separation Agreement.

M. Taxes. Other than MSC’s obligation to withhold taxes as required by law or regulation, Weyand shall be solely responsible for any taxes due as a result of the payment of the Severance Benefit and other benefits to be provided to Weyand pursuant to Section III. Weyand will defend and indemnify MSC and each of its affiliates from and against any tax liability that any of them may have with respect to any such payment and against any and all losses or liabilities, including defense costs, arising out of Weyand’s failure to pay any taxes due with respect to any such payment. Notwithstanding the foregoing, in the event that Weyand is liable for excise tax under Section 4999 of the Code, MSC shall pay him the amounts required under Section 3.4 of the Employment Agreement.

I have read the foregoing Separation Agreement and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

EXECUTED this          day of              20    , at Orange County, California.

“Weyand”

William J. Weyand

EXECUTED this          day of              20    , at Orange County, California.

“MSC”

MSC.Software Corporation,
a Delaware corporation

By:
Its:

ATTACHMENT A

ENDORSEMENT

I, William J. Weyand, hereby acknowledge that I was given 21 days to consider the foregoing Employment Separation and General Release Agreement and voluntarily chose to sign the Employment Separation and General Release Agreement prior to the expiration of the 21-day period.

I declare under penalty of perjury under the laws of the state of California, that the foregoing is true and correct.

EXECUTED this      day of              20    , at Orange County, California.

William J. Weyand

Exhibit F

MSC.SOFTWARE CORPORATION

INVENTIONS AGREEMENT

THIS AGREEMENT (“Agreement”) is made by and between MSC.SOFTWARE CORPORATION (“Employer” or “Company”), and William J. Weyand (“Employee”).

WHEREAS, the Company desires to protect its rights in any inventions developed by Employee in connection with his services at the Company, and

WHEREAS, the Company continues to devote substantial resources to improving the software developed by the Company and creating such inventions.

NOW, THEREFORE, in consideration of the mutual covenants of the parties, it is hereby agreed:

1.	DEFINITIONS.

(a)	“Company” – The Employer and any corporation or other business enterprise directly or indirectly controlling, controlled by or under control of

MSC.Software Corporation or otherwise related by equity ownership to (whether or not controlling, controlled by or under common control with) MSC.Software Corporation from time to time, whether before or after the execution of this Agreement.

(b)	“Customer” – Customers, clients, licensors, licensees, agents, consultants, suppliers and contractors of the Company.

(c)	“Inventions” – All inventions, discoveries, research, ideas, improvements and other developments, including, but not limited to, computer programs and software, relating to the business or any actual or demonstrably anticipated research or development of the Company made or conceived by Employee in whole or in part during any period of employment with the Company, whether alone or with others, and whether or not patentable, registered under patent or copyright or reduced to practice. This Agreement and the definition of “Inventions” shall be construed in accordance with the provisions of Section 2870 of the California Labor Code (the text of which is attached hereto). Therefore, notwithstanding the foregoing, “Inventions” shall not include an invention:

(i)	for which no equipment, supplies, facility, resources, trade secrets or confidential information of the Company was used; and

(ii)	which was developed entirely on the Employee’s own time; and

(iii)	which at the time of conception or reduction to practice does not relate to the business of the Company or to the Company’s actual or demonstrably anticipated research or development; and

(iv)	which was not suggested by and did not result from any work performed by the Employee for the Company.

(d)	“Rights” – All patents, trademarks, service marks and copyrights, and all other rights pertaining to Confidential Information, Inventions, or both.

2.	CONSIDERATION. This Agreement is entered into in consideration of Employee’s employment or continued employment, as the case may be, and the compensation received by Employee from the Company from time to time.

3.	PURPOSE. The purpose of this Agreement is to protect the Company’s right to certain inventions by Employee, in order to assure the Company’s ability to continue its business and furnish employment to its employees and to preserve and protect the secrets of the Customers and others which are entrusted to the Company.

4.	ASSIGNMENT OF INVENTIONS.

(a)	Employee acknowledges and agrees that the Company shall own all rights in and to the results and proceeds of his services under this Agreement, including anything which is, in whole or in part, created, developed and/or produced by him and which is suggested by him or related to his employment under this Agreement, the Confidential Information, and any Inventions. To the fullest extent permitted by law, all work product (including, without limitation, all Customer information, any Inventions and works of authorship) created by Employee during the term of his employment shall belong to the Company and shall, to the fullest extent possible, be considered a work made for hire for the Company. To the extent the Company does not own such work product as a work made for hire, Employee hereby assigns to Company all rights in such work product, including, but not limited to, all patent rights, copyrights, trade secret rights and any other intellectual or industrial property rights of any kind throughout the world. Such assignment by Employee to Company shall include, but not be limited to, all reproduction rights, distribution rights, public display rights, with no limitation on the use of such rights.

(b)	Employee shall disclose any Invention promptly in writing to Employee’s immediate supervisor at the Company, with a copy to the President of the Company to enable the Company to determine whether it constitutes an Invention which is subject to the rights granted to the Company by this Agreement regardless of whether Employee believes the Invention to be within the exclusion set forth in Section 1 (d) of this Agreement. The Company shall protect such disclosures to the same extent that it protects its own proprietary information.

(c)	Employee agrees to execute all documents reasonably requested by the Company to further evidence the foregoing assignment and to provide all reasonable assistance to the Company in perfecting or protecting the Company’s rights in such work product.

(d)	Employee agrees, upon request by the Company, to assist the Company or its nominee (at Company’s expense) in every reasonable way during and at any time after Employee’s employment to procure a patent or copyright registration for the Invention and defend the Company’s or its nominee’s title to any Inventions in any and all countries, which patents or copyrights shall be and remain the sole and exclusive property of the Company or its nominee.

(e)	If the Company is unable, after reasonable effort, to secure Employee’s signature on any document or documents needed to apply for or enforce any Rights, whether because of physical or mental incapacity or for any other reason whatsoever, Employee irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agents and attorneys-in-fact to act for and on Employee’s behalf and stead in the execution and filing of any such documents, applications and in furthering the application for and enforcement of Rights.

5.	PRIOR INVENTIONS. It is understood that all inventions, if any, patented or unpatented, which Employee made prior to employment by the Company or employment by any corporation or business enterprise to which the Company is or becomes a successor are excluded from the scope of this Agreement. The Employee warrants that Employee has inserted in Schedule A attached hereto and made a part hereof a complete list of all prior inventions of Employee, if any, including numbers of all patents and patent applications, and in the case of unpatented inventions, a brief description of all such inventions which are not the property of a previous employer. Employee agrees that an invention(s) listed in Schedule A does not mean the Company waives any rights the Company may have to freely develop the same or similar items itself or rights the Company may have under this Agreement to any invention made or conceived by Employee as defined in this Agreement. Employee agrees that the Company has made no independent evaluation of Employee’s work to date and that the Company is unable to reach any determination as to the scope of Employee’s efforts regarding these inventions or the extent to which Employee may have rights in these inventions which would be enforceable. To the extent Employee feels he or she has rights in the inventions, the Company will rely on Employee to protect those rights in and not disclose to the Company or cause the Company to use information which is in fact proprietary to Employee and to which the Company has no rights under the Agreement. Employee further warrants that, if no items are on the list, Employee has had no such prior inventions. IF NO INVENTIONS, SO INDICATE BY YOUR INITIALS: /s/ WJW

6.	EXTENSION OF OBLIGATIONS AND AGREEMENT TO PREVIOUS AND FUTURE EMPLOYMENT. The Employee understands that the provisions of this Agreement extend also to all previous and future period of Employee’s employment by the Company and all periods of employment with any other corporations or business enterprises to which the Company is or becomes a successor and this Agreement.

7.	OTHER OBLIGATIONS. Employee hereby acknowledges that the Company from time to time may have agreements with other persons or with the United States Government which impose obligations or restrictions on the Company regarding inventions made during the course of work thereunder or regarding the confidential nature of such work. Employee hereby agrees to be bound by all such obligations and restrictions and to take all actions necessary to discharge the obligations of the Company thereunder, including, if necessary, assignment of Rights to Inventions otherwise excluded under Paragraph l(c) above.

8.	TERMINATION OF EMPLOYMENT. The terms and conditions of this Agreement shall continue to apply to Employee after termination of employment with the Company for whatever reason.

9.	COMPANY’S NOTIFICATION TO NEW EMPLOYER. If Employee leaves the employ of the Company, Employee consents to the Company’s notification to any new employer of Employee’s rights and obligations under this Agreement.

10.	MODIFICATION. This Agreement may only be modified or terminated by an instrument in writing, signed by the Employee and the Company.

11.	NO WAIVER. No waiver of a breach, failure of any condition, or any right or remedy contained in or granted by the provisions of this Agreement shall be effective unless it is in writing and signed by the party waiving the breach, failure, right, or remedy.

12.	REMEDIES. Employee and Company acknowledge and stipulate that the covenants and agreements contained in this Agreement are of a special nature and that any breach, violation or evasion by the Employee of the terms of this Agreement will result in immediate and irreparable injury and harm to the Company, and will cause damage to the Company in amounts difficult to ascertain. Accordingly, the Company shall be entitled to the remedies of injunction and specific performance, or either of such remedies, without posting a bond as well as to all other legal or equitable remedies to which the Company may be entitled, including, without limitation, termination of the employment of Employee.

13.	ENTIRE AGREEMENT. The Employee hereby acknowledges receipt of a signed counterpart of this Agreement and acknowledges that it is Employee’s entire Agreement with the Company with respect to the subject matter hereof, thereby superseding any previous oral or written understandings or agreements with the Company or any officer or representative of the Company. Nothing in this Agreement shall be deemed to the limit the right of the Company to terminate the employment of the Employee, with or without cause.

14.

SEVERABILITY. In the event that any paragraph or provision of this Agreement shall be held to be illegal or unenforceable, such paragraph or provision shall be severed or otherwise modified as may best preserve the intention of the parties hereto, and the Agreement as so modified shall remain in full force and effect. If any provision, or part thereof, is held unenforceable because of the duration thereof or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or delete specific words or phrases and in its modified or reduced form such provision shall then be enforceable.

15.	SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon Employee’s heirs, executors, administrators and other legal representatives, and is for the benefit of the Company, its successors and assigns.

16.	GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without regard to such state’s conflict of laws provisions.

EMPLOYEE HAS READ ALL OF THIS AGREEMENT AND UNDERSTANDS IT COMPLETELY, AND BY EMPLOYEE’S SIGNATURE BELOW REPRESENTS THAT THIS AGREEMENT IS THE ONLY STATEMENT MADE BY OR ON BEHALF OF THE COMPANY UPON WHICH EMPLOYEE HAS RELIED IN SIGNING THIS AGREEMENT.

Dated: February 10, 2005

Employee:

/s/ William J. Weyand
Signature

Name: William J. Weyand

SCHEDULE A

EXISTING INVENTIONS AND IMPROVEMENTS

The following is a list of inventions or improvements relevant to the subject matter of Employment by the Company that have been made or conceived of or first reduced to practice by Employee, alone or jointly with others, before Employment by the Company:

Dated: February 10, 2005

EMPLOYEE:

/s/ William J. Weyand
Signature

Name: William J. Weyand